As filed with the Securities and Exchange Commission on September 26, 2023

Registration No. 333-268362

Registration No. 333-265932

Registration No. 333-239349

Registration No. 333-160312

Registration No. 333-202761

Registration No. 333-225704

Registration No. 333-54246

United States

Securities and Exchange Commission

Washington, D.C. 20549

_________________________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-268362

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-265932

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-239349

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-160312

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-202761

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-225704

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-54246

UNDER

THE SECURITIES ACT OF 1933

_________________________________________

SPECTRUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	93-097187
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

2 Atlantic Ave., 6th Floor
Boston, Massachusetts 02110
(Address of Principal Executive Offices Including Zip Code)

Spectrum Pharmaceuticals, Inc. 2022 Employment Inducement Incentive Award Plan

Spectrum Pharmaceuticals, Inc. 2018 Long-Term Incentive Plan

Spectrum Pharmaceuticals, Inc. 2009 Employee Stock Purchase Plan

Neotherapeutics, Inc. Employee Stock Purchase Plan

(Full title of the plans)

Daniel A. Peisert

President and Chief Executive Officer

Spectrum Pharmaceuticals, Inc.

2 Atlantic Ave., 6th Floor

Boston, Massachusetts 02110

+1 (617) 586-3900

(Name, address and telephone number, including area code, of agent for service)

_________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐	Accelerated filer ☐
Non-Accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act	☐

DEREGISTRATION OF SECURITIES

Spectrum Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

1.	Registration Statement No. 333-268362, filed with the SEC on November 15, 2022, registering 5,000,000 shares of Common Stock issuable pursuant to the Spectrum Pharmaceuticals, Inc. 2022 Employment Inducement Incentive Award Plan;

2.	Registration Statement No. 333-265932, filed with the SEC on June 30, 2022, registering 18,000,000 shares of Common Stock issuable pursuant to the Spectrum Pharmaceuticals, Inc. 2018 Long-Term Incentive Plan (the “2018 Plan”);

3.	Registration Statement No. 333-239349, filed with the SEC on June 22, 2020, registering 8,580,000 shares of Common Stock issuable pursuant to the 2018 Plan;

4.	Registration Statements No. 333-160312, filed with the SEC on June 29, 2009, registering 5,000,000 shares of Common Stock issuable pursuant to the Spectrum Pharmaceuticals, Inc. 2009 Employee Stock Purchase Plan and 10,000,000 shares of Common Stock issuable pursuant to the Spectrum Pharmaceuticals, Inc. 2009 Incentive Award Plan (the “2009 Plan”), as amended by Post-Effective Amendment No. 1 filed with the SEC on June 18, 2018, registering 18,396,915 shares of Common Stock issuable pursuant to the 2018 Plan;

5.	Registration Statements No. 333-202761, filed with the SEC on March 13, 2015, registering 17,177,894 shares of Common Stock issuance pursuant to the 2009 Plan, as amended by Post-Effective Amendment No. 1 filed with the SEC on June 18, 2018, registering 18,396,915 shares of Common Stock issuable pursuant to the 2018 Plan;

6.	Registration Statement No. 333-225704, filed with the SEC on June 18, 2018, registering 3,456,096 shares of Common Stock issuable pursuant to the 2018 Plan; and

7.	Registration Statement No. 333-54246, filed with the SEC on January 24, 2001, registering 300,000 shares of Common Stock issuable pursuant to the Neotherapeutics, Inc. Employee Stock Purchase Plan.

On July 31, 2023, pursuant to the Agreement and Plan of Merger, dated as of April 24, 2023, with Assertio Holdings, Inc., a Delaware corporation (“Parent”) and Spade Merger Sub 1, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving as a wholly owned subsidiary of Parent. These Post-Effective Amendments are being filed as a result of the Merger.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on September 26, 2023.

Spectrum Pharmaceuticals, Inc.

By:	/s/ Daniel A. Peisert
Daniel A. Peisert
President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.